Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER EARNINGS

AND 6.9% INCREASE IN YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania – October 31, 2013 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $8,553,000 for the nine months ended September 30, 2013, as compared to $7,998,000 for the same period in 2012. Earnings per share through the third quarter of 2013 were $1.56 versus $1.47 through the third quarter of 2012, an increase of 6.1%. For the nine month period in 2013, annualized return on assets was 1.39% and annualized return on equity was 11.14%.

Chief Executive Officer Matthew P. Prosseda reported, “With the continued low interest rate environment, interest income continues to decline. We have been experiencing superior asset yields. But as those assets mature, reinvestment rates are lower. Our cost of funds has continued to decline; however, it has not been enough to offset the decline in interest income.”

Total assets increased to $839,692,000 as a result of increases in both the loan portfolio and the investment portfolio. Net loans increased by $14,580,000, or 3.4% from September 30, 2012. Deposits increased by $35,851,000, or 5.7%.

Cash dividends for the first three quarters of the year were $.78, up 4.0%, as compared to the same period in 2012.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is an independently owned community bank since 1864 and presently operates offices in Columbia (5), Luzerne (7), Montour (1), and Monroe (4) counties. In the fourth quarter they expect to open an additional Luzerne County office in Shickshinny, Pennsylvania.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.